Exhibit 10.1

Certain identified information has been omitted from this exhibit because it is not material and of the type that the company treats as private or confidential. [***] indicates that information has been omitted.

June 17, 2024

David Smith

[***]

[***]

Re:	SEPARATION AGREEMENT AND GENERAL RELEASE

Dear David:

This letter sets forth the terms of a Separation Agreement and General Release (“Agreement”) between you and AstroNova, Inc. (“AstroNova” or the “Company”).

As discussed, your employment with AstroNova will be terminated effective July 12, 2024 (the “Separation Date”). Regardless of whether you sign this Agreement, AstroNova will pay you your base salary, less regular deductions through the Separation Date, and following the Separation Date, you will have the opportunity to continue group medical and dental insurance coverage under the law known as “COBRA.” The terms of that opportunity will be set forth in a separate written notice. Your eligibility to participate in any other employee benefit plans and programs of the Company will end on the Separation Date.

TERMS OF AGREEMENT:

1.	Consideration: If you sign this Agreement and do not exercise your right to revoke as set forth in Paragraph 10(e) hereof, AstroNova will provide you with the following:

a.

Payment of your base salary (minus federal, state, and local withholdings and any liens), at your current weekly rate times fifty-two (52) weeks (not including bonuses or other incentives), in weekly payments in accordance with AstroNova’s usual payroll practices. These payments will commence after the seven-day revocation period described in Paragraph 10(e) of this agreement.

b.

Payment of your housing allowance through July 2024. In addition, should you choose to terminate your lease at [***] on or prior to July 31, 2024, AstroNova will reimburse you for any documented early termination or lease breakage fee therefor.

c.

All outstanding and unvested time-based restricted stock units previously granted to you (but not including performance-based restricted stock units that have become Earned RSUs within the meaning of those awards), which are listed on Schedule A to this letter, shall continue to vest following the Separation Date in accordance with their original vesting schedules, notwithstanding the occurrence of the termination of your employment with AstroNova.

d.

Any options issued under the 2018 Equity Incentive Plan Incentive Stock Option will terminate in accordance with the terms of that plan, more specifically: one (1) year after the date of termination of your service resulting from your retirement from active employment at or after age 65.

e.

Should you elect COBRA continuation coverage on a timely basis, the Company will subsidize 100% of the cost of COBRA coverage until the earlier to occur of (i) 18 months following the Separation Date or (ii) the date you obtain alternate coverage through another employer or provider.

2.

Performance-based Restricted Stock Units: All outstanding performance-based restricted stock units previously granted to you that have become Earned RSUs(within the meaning of those awards) prior to the Separation Date, which are listed on Schedule A to this letter and which you agree are the only performance-based restricted stock units previously granted to you that have become Earned RSUs(within the meaning of those awards), shall become fully vested and will be settled on January 13, 2025, in accordance with the terms of those awards and Section 409A of the Code . All performance-based restricted stock units that have not become Earned RSUs(within the meaning of those awards) prior to the Separation Date shall terminate on the Separation Date.

3.

Paid Time Off: Whether or not you sign this Agreement, any accrued and unused PTO pay will be paid on the next regularly scheduled pay date after the Separation Date. You will not accrue PTO after your Separation Date.

4.

Life and AD&D Insurance: Your group term life insurance coverage will terminate as of the Termination Date. You have the option of continuing existing life insurance coverage following this termination, by paying the full costs of the premium as established by Lincoln Financial. Contact Human Resources if you desire conversion information on life insurance. Conversion application must occur within thirty (30) days of when coverage terminates. Business Travel Accident coverage also ceases on the Termination Date. There is no conversion option for the Business Travel Accident coverage.

5.

Other Compensation or Benefits: You acknowledge and agree that, except as expressly provided in this Separation Agreement, you will not receive any additional compensation, severance or other benefits after your Separation Date.

6.

Confidentiality/No Admission: You agree to keep the existence and all specific terms of this Agreement confidential and you further agree not to disclose any information concerning this Agreement to any person, company, entity or third party other than your attorney, accountant, tax advisor, immediate family and spouse, if married. You and AstroNova also agree that the existence of this Agreement is not an admission by AstroNova that the termination of your employment was in any way wrongful, discriminatory, or violated any law.

7.

Future Conduct: You acknowledge that while employed by AstroNova you had access to AstroNova’s confidential and proprietary information and/or trade secrets. You confirm the existence and continued validity of the Confidentiality, Non-Competition, and Proprietary Rights Agreement (“Confidentiality Agreement”) you executed on January 12, 2018. Your continued compliance with the Confidentiality Agreement is a condition of AstroNova providing the consideration described above to you. Furthermore, you agree that you will not make any statements, whether verbally or in writing, including in electronic communications, that are professionally or personally disparaging of, or adverse to the interests of, AstroNova, its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies or any of their officers, directors, managers or employees. AstroNova agrees that it will instruct its directors, executive officers, senior managers and senior members of its finance staff not to make any statements, whether verbally or in writing, including in electronic communications, that are professionally or personally disparaging of you or adverse to your interests. Further, beginning on the date hereof and continuing through the salary continuation period described in Section 1(a) above, you shall promptly and fully respond to reasonable requests for information from AstroNova or its representatives relating to matters arising from your employment with AstroNova.

Astronova agrees to promptly (and in no event later than thirty days following the Separation Date) cause any AstroNova subsidiary to take all necessary actions to remove you from any Board or Officer positions and all foreign and domestic bank account signatory authorities. AstroNova will promptly notify you when these actions have been completed.

The Company acknowledges the existence and validity of the Indemnification Agreement you executed on November 23, 2021.

8.

Return of Company Property: You acknowledge that on or as soon as possible after the Separation Date, you will (a) return to AstroNova all of AstroNova’s property that is in your possession or control, including, but not limited to, any company credit card (or any credit card on which the company is guarantor), AstroNova’s business files, documents or data in any form, PC Laptop, cell phone with all adapters, fax, printer or other equipment and (b) disclose to AstroNova any passwords, passkeys, tokens or other account control measures within your control that relate to any account, asset or service that is in the name or for the benefit of AstroNova or any of its subsidiaries. Further, you agree to repay to AstroNova the amount of any permanent or temporary advances owing on any credit cards of any monies due and owing AstroNova or for which AstroNova is a guarantor. Exceptions are granted for company property items listed in Schedule B.

9.	Waiver and Release of Claims:

a.

In return for the consideration set forth in Paragraph 1 above, which you acknowledge is not otherwise owed to you and constitutes a sufficient basis to support this Agreement, you agree on behalf of yourself, your heirs, administrators, successors and assigns, to release and forever discharge AstroNova and its successors and assigns, and each of its current or former employee benefit plans, insurers, directors, officers, agents, attorneys, or employees (hereinafter together “Released Parties”), from any and all claims, causes of action and lawsuits, known and unknown, that you may have or have had against any Released Parties from the beginning of time to the date of your signing of this Agreement, and including those arising from your employment or its termination, whether under any state or federal statute, or under the common law, including but not limited to any claim or lawsuit alleging, by way of example and not limitation: (a) breach of contract, (b) wrongful termination, (c) unlawful or tortious acts, (d) retaliation, or (e) violation of employment laws, discrimination laws or civil rights laws, such as, but not limited to: (i) the Age Discrimination in Employment Act of 1967, as amended, (ii) Title VII of the Civil rights Act of 1964, as amended, (iii) the Americans with Disabilities Act of 1990, as amended, (iv) the Reconstruction Era Civil Rights Acts of 1866 and 1871, as amended (v) the Civil Rights Act of 1991, as amended (vi) the Equal Pay Act of 1963, as amended (vii) the Vocational Rehabilitation Act of 1973, as amended (viii) the Family and Medical Leave Act of 1993, as amended, (ix) the Employee Retirement Income Security Act of 1974, as amended, (x) Rhode Island Fair Employment Practices Act, R.I. GEN LAWS § 28-5-1 et seq.; (xi) Rhode Island AIDS Law, R.I. GEN. LAWS § 23-6-10 et seq.; (xii) Rhode Island Equal Pay Law, R.I. GEN. LAWS § 28-6-17 et seq.; (xiii)

Rhode Island Civil Rights of People With Disabilities Law, R.I. GEN. LAWS § 42-87-1 et seq.; (xiv) Rhode Island Domestic Abuse Bias in Employment Law, R.I. GEN. LAWS § 12-28-10; (xv) Rhode Island Discrimination Based on Genetic Testing, R.I. GEN LAWS § 28-6.7-1 et seq.; (xvi) Rhode Island Military Family Relief Act, R.I. GEN LAWS §30-33-1, et seq.; (xvii) Rhode Island Civil Rights Act, R.I. GEN LAWS § 42-112-1 et seq.; (xviii) the Rhode Island Whistleblower Protection Act, R.I. GEN LAWS § 28-50-1 et seq.; (xix) Connecticut Fair Employment Practices Act, CONN. GEN. STAT. §46a-51 et seq.; (xx) Connecticut Family and Medical Leave Act, CONN. GEN. STAT. § 31-51kk et seq.; (xxi) Connecticut Equal Pay Act, CONN. GEN. STAT. §31-75; and any and all other applicable federal, state or local laws or ordinances.

b.

This release shall not waive rights or claims that may arise after the date of execution of this Agreement. Furthermore, this release will not prohibit you from filing a charge or complaint with, communicating with, or cooperating with any investigation of unfair or illegal employment practices by, the United States Equal Employment Opportunity Commission (E.E.O.C.) or Rhode Island Commission for Human Rights. However, you agree that you will not accept any monetary recovery from any charge or complaint filed against the Released Parties before the E.E.O.C. or Rhode Island Commission for Human Rights. Furthermore, this release will not prohibit you from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the National Labor Relations Board, the Securities Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower protections of federal law or regulation. You do not need the prior authorization of the Company to many any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

10.	Knowing and Voluntary Agreement: Pursuant to the federal Older Workers Benefit Protection Act of 1990, you acknowledge that:

(a)	you have been advised to consult with an attorney of your choice before signing this Release;

(b)	you understand that you do not waive any rights or claims that may arise after the date this Agreement is executed;

(c)	you are not otherwise entitled to all of the consideration (as set forth herein) you will receive;

(d)	you have been given twenty-one (21) days to consider this Agreement, all or part of which you may waive, and that you have elected to execute this Agreement on this date; and

(e)

you may revoke this Release within seven (7) days by sending written notice of revocation by certified mail to Matthew Cook, AstroNova, 600 East Greenwich Avenue, West Warwick, RI 02893 and any agreement you have signed will not be effective until that revocation period has expired.

11.

Effective Date: This Agreement shall be effective and enforceable on the eighth (8th) day following the date on which you execute the Agreement, assuming that you do not exercise your right to revoke, as set forth in Paragraph 10(e) hereof.

12.	Severability: The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

13.

Entire Agreement: You understand that this Agreement represents the entire agreement between you and AstroNova and supersedes any and all prior oral or written agreements or understandings between you and AstroNova concerning your termination or employment. This Agreement may not be altered, amended or modified, except by a further written document signed by you and AstroNova.

14.

Choice of Law and Jurisdiction: The terms of this Agreement shall be governed and construed in accordance with the laws of the State of Rhode Island without regard to its conflict of laws rules. Each party agrees and consents to personal jurisdiction and service and venue in any federal or state court within Rhode Island having subject matter jurisdiction for purposes of any action, suit or proceeding arising out of or related to this Agreement.

By signing below, you represent that you fully understand your right to review all aspects of this Agreement with an attorney of your choice, that you have had the opportunity to consult with an attorney of your choice, that you have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly and voluntarily entering into this Separation Agreement and General Release.

If you are willing to enter into this Agreement, please signify your acceptance in the space indicated below, and return to Matthew Cook, AstroNova, 600 East Greenwich Avenue, West Warwick, RI 02893. As noted earlier, this Agreement will not become effective and none of the severance benefits will be paid, until the eighth (8th) day after you sign this Agreement. Should any overpayments be made to you under this Agreement or after a revocation or recession of this Agreement, you are responsible for immediate repayment to AstroNova.

Yours very truly,

/s/ Matthew Cook

Matthew Cook

VP of Human Resources & Organizational Development

PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU HAVE AGAINST ASTRONOVA BY SIGNING THIS AGREEMENT.

Accepted and agreed to on this 25th day of June 2024.

Signature:	/s/ David S. Smith	Print Name:	David S. Smith

Subscribed and sworn to before me on this 25th day of June , 2024.

/s/ Christine Mathias
Notary Public

My Commission Expires: May 21, 2028

Christine Mathias

Notary Public, State of Rhode Island

My Commission Expires 05/21/2028

Schedule A

Unvested Restricted Stock Units (other than Performance-based Restricted Stock Units that have not become Earned RSUs (within the meaning of those awards))

Global ID	Participant Name	Grant Date	Grant Price	Grant ID	Current Expiration Date	Shares/Units Outstanding
468024	SMITH, DAVID	04/18/2022	$0.0000	[***]	01/01/2099	1,773.0000
468024	SMITH, DAVID	03/21/2023	$0.0000	[***]	01/01/2099	4,221.0000
468024	SMITH, DAVID	06/10/2024	$0.0000	[***]	01/01/2099	4,801.0000

Earned Performance-based Restricted Stock Units

Global ID	Participant Name	Grant Date	Grant Price	Grant ID	Current Expiration Date	Shares EARNED but Unvested
468024	SMITH, DAVID	04/07/2021	$0.0000	[***]	01/01/2099	2,704.0000
468024	SMITH, DAVID	01/31/2023	$0.0000	[***]	01/01/2099	671.0000
468024	SMITH, DAVID	01/31/2023	$0.0000	[***]	01/01/2099	671.0000

Schedule B

The following company property items need not be return and will be gifted by the company to David S. Smith:

•	Two (2) each Dell 21 inch computer monitors.

•	Two (2) each Dell computer docking stations.

2